Exhibit 99.1

PRESS RELEASE

Nov. 1, 2013, 8:29 a.m. EDT

Mobiquity Technologies Appoints Thomas M. Arnost as Chairman

Mobile marketing company taps former Univision president for strategic leadership position

NEW YORK, Nov 01, 2013 (BUSINESS WIRE) -- Mobiquity Technologies, Inc. (otcqb:MOBQ), the nation's largest location-based mobile marketing Bluetooth network, today announced it has named Thomas M. Arnost as Chairman of Mobiquity Technologies. A Mobiquity board member since July 2011, Mr. Arnost has actively participated in initiatives that drive company growth. The appointment comes at a time of rapid expansion as the company recently reported 33% growth of Mobiquity Networks' national footprint.

"Tom is a well-known, very highly regarded media executive with a tremendous amount of industry experience and a very impressive track record of success. Tom will make a strong Chairman for us," said Dean Julia, Co-Chief Executive Officer of Mobiquity Technologies. "Our team looks forward to more of Tom's involvement in the company's growth at all levels."

As Chairman of Mobiquity Technologies, Mr. Arnost will work in lock-step with the company's executive team and other board members and provide leadership and guidance across the organization. Previously, Mr. Arnost served as co-president of Univision Communications, Inc. Station Group. He served as co-president of the Univision Television Station Group from 1997 to 2006 and prior to that, served as executive vice president from 1994 to 1996. During his tenure with Univision, Arnost's vision and leadership helped contribute to the station group's unprecedented growth. Total station group revenues grew from under $120 MILLION in 1993 to over $600 MILLION in 2006, just prior to the sale of the company to a group of private equity companies. Also during his tenure, Univision's market value grew from $500 MILLION to $14 BILLION.

"Mobiquity Technologies is in a very unique position, already establishing itself as the largest location based mobile Bluetooth network in the country, with a footprint that includes every major U.S. market. With state-of-the-art Bluetooth technology, the Mobiquity network can flawlessly deliver an advertiser's message directly to a consumer's personal device, at the right time, at the right place," said Arnost. "Location based mobile marketing is the next frontier and Mobiquity Technologies is a leader in the category, well positioned for sustainable growth. I am honored to be joining a highly talented management team and look forward to building significant shareholder value."

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About Mobiquity Technologies

Mobiquity is a technology company focusing on connecting Fans (consumers) and Brands through Online, Social and Mobile Platforms. Mobiquity Technologies is attempting to revolutionize location-based mobile marketing platforms through social registration, gamification and rewards by creating a Universal Location Based Mobile Marketing Ecosystem that maximizes "Fan Engagement" through a single platform of Bluetooth, Wi-Fi, NFC, QR, Beacon Technology and a universal App.

For more information you can visit: www.mobiquitytechnologies.comwww.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

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